Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Vice President & Treasurer irelations@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. ANNOUNCES CLOSING OF SALE OF

ITS EQUITY INTEREST IN VTTI B.V.

Action Previously Announced as Outcome of Strategic Review

HOUSTON, January 17, 2019 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) announced today that it completed the sale of its equity interest in VTTI B.V. (“VTTI”) to Vitol Investment Partnership II Ltd and IFM Investors for cash proceeds of $975 million.  The proceeds from the sale will be used to pay down debt.

This sale was one of several actions previously announced following the completion of Buckeye’s strategic review that were designed to: (1) maintain Buckeye’s investment grade credit rating by reducing leverage; (2) provide increased financial flexibility, eliminating the need for Buckeye to access the public equity markets to fund annual growth capital; and (3) reallocate capital to the higher return growth opportunities across Buckeye’s asset base.  “The closing of this transaction represents the final step in our announced strategic review,” stated Clark C. Smith, Buckeye’s Chairman, President and Chief Executive Officer.  “The completion of these actions will serve to improve Buckeye’s financial flexibility, which, along with our advantaged portfolio of pipeline and terminal assets and attractive growth opportunities, are expected to provide attractive long-term returns for our unitholders.”

In December, Buckeye closed the sale of a package of domestic pipeline and terminal assets that was also announced in conjunction with the completion of its strategic review.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership which owns and operates a diversified international network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products.  Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline.  Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for its customers.  Buckeye’s international terminal network comprises more than 115 liquid petroleum products terminals with aggregate tank capacity of over 118 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf

Coast regions of the United States, as well as in the Caribbean.  Buckeye’s international network of marine terminals enables it to facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk liquid storage and blending hubs.  Buckeye’s flagship marine terminal in The Bahamas, Buckeye Bahamas Hub, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products.  Buckeye’s Gulf Coast regional hub, Buckeye Texas Partners, offers world-class marine terminalling, storage and processing capabilities.  Buckeye is also a wholesale distributor of refined petroleum products in certain areas served by its pipelines and terminals.  More information concerning Buckeye can be found at www.buckeye.com.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among the forward-looking statements set forth in this press release are statements regarding the anticipated use of proceeds derived from the disposition of our equity interest in VTTI.  These statements are subject to, among other risks, (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, changes in product flows, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminalling, storage, and processing assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of liquid petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, and (x) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date except as required by law.

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